As filed with the Securities and Exchange Commission on November 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1103816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15030 Avenue of Science San Diego, CA	92128
(Address of Principal Executive Offices)	(Zip Code)

Solera Holdings, Inc. 2008 Omnibus Incentive Plan

(Full Title of the Plan)

Jack Pearlstein

Chief Financial Officer

Solera Holdings, Inc.

15030 Avenue of Science

San Diego, CA 92128

(858) 724-1600

(Name and address, including zip code, and telephone number, including area code, of agent for services)

Copies to:

Dennis M. Myers, P.C.

Gregory C. Vogelsperger

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	12,304,685 shares (2)	$22.985	$282,823,184.73	$11,114.95(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Solera Holdings, Inc. 2008 Omnibus Incentive Plan (the “2008 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents 12,304,685 shares of Common Stock that are currently authorized for issuance upon the exercise of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or any combination of the foregoing which have been or may be granted under the 2008 Plan.

(3)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock reported on the New York Stock Exchange on November 11, 2008.

(4)	Pursuant to Rule 457(p) under the Securities Act, the registration fee applicable to this Registration Statement on Form S-8 is offset by $1,259.57 in registration fees previously paid by the Registrant with respect to 2,184,685 shares of Common Stock that were registered but not issued in connection with the previous filing of the Registration Statement on Form S-8 (File No. 333-144992), filed by the Registrant with the Commission on July 31, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the documents and reports filed by Solera Holdings, Inc. (the “Company”) listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(a)	the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 filed with the Commission on August 29, 2008;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Commission on November 6, 2008;

(c)	the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2008;

(d)	the Company’s Current Report on Form 8-K/A filed with the Commission on October 15, 2008;

(e)	the Company’s Current Report on Form 8-K filed with the Commission on October 15, 2008; and

(f)	the description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the prospectus supplement filed pursuant to Rule 424(b)(1) on October 4, 2007 as part of the Company’s registration statement on Form S-1, initially filed with the Commission on September 17, 2007 (Registration No. 333-146113), including exhibits, as amended.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock registered hereby will be passed upon for the Company by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP, are members of a limited liability company that is an investor in GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. Certain partners of Kirkland & Ellis LLP are members of a partnership that is an investor in GTCR Co-Invest II, L.P. GTCR Fund VIII, L.P., GTCR Fund VIII/B L.P. and GTCR Co-Invest II, L.P., respectively, are the direct beneficial owners of shares of the Company’s common stock.

Kirkland & Ellis LLP represents entities affiliated with GTCR Golder Rauner II, L.L.C. and its affiliates in connection with legal matters. The shares of the Company’s common stock beneficially owned directly by each of GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. are beneficially owned indirectly by GTCR Partners VIII, L.P., the general partner of each such fund; and by GTCR Golder Rauner II, L.L.C., its general partner. The shares of the Company’s common stock beneficially owned directly by GTCR Co-Invest II, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner. GTCR Golder Rauner II, L.L.C. has voting and dispositive authority over the shares held by GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., and therefore may be deemed to beneficially own such shares.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits each Delaware corporation to indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, against expenses, liabilities and losses (including attorneys’ fees) incurred in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Article Eight of the Company’s Certificate of Incorporation, as amended (the “Charter”) provides that the Company shall indemnify each such person against such losses to the fullest extent provided by the DGCL, provided, however, that, subject to certain exceptions, the Company shall provide such indemnification only in connection with a proceeding initiated by such person only if authorized by the Company’s board of directors. The right to indemnification conferred by the Charter is a contract right and, subject to certain exceptions, includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition.

As permitted by Section 102(b)(7) of the DGCL, Article Seven of the Charter provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, each of the Company’s directors is not liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

As permitted by Section 145 of the DGCL, the Company has obtained policies that insure (a) the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) the Company with respect to indemnification payments that the Company may make to such directors and officers. The Company has also entered into indemnification agreements with each of its directors and certain of its executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 12, 2008.

SOLERA HOLDINGS, INC.

By:	/s/ TONY AQUILA
Name:	Tony Aquila
Title:	President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tony Aquila and Jack Pearlstein, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 12, 2008.

Signature	Title

/s/ TONY AQUILA Tony Aquila	President, Chief Executive Officer and Chairman of the Board (principal executive officer)

/s/ JACK PEARLSTEIN Jack Pearlstein	Chief Financial Officer, Treasurer and Assistant Secretary (principal financial and accounting officer)

/s/ PHILIP A. CANFIELD Philip A. Canfield	Director

/s/ ARTHUR F. KINGSBURY Arthur F. Kingsbury	Director

/s/ JERRELL SHELTON Jerrell Shelton	Director

/s/ STUART J. YARBROUGH Stuart J. Yarbrough	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company.*

4.2	Amended and Restated Bylaws of the Company.**

4.3	Specimen Common Stock Certificate representing shares of common stock, $0.01 par value per share.*

4.4	Solera Holdings, Inc. 2008 Omnibus Incentive Plan.

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of Common Stock being registered hereby.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement).

*	Previously filed on May 9, 2007 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-140626).

**	Previously filed on October 15, 2008 as an exhibit to the Company’s Current Report on Form 8-K/A.